Exhibit 4.2
This Supplemental Indenture (this “Supplemental Indenture”) is entered into as of December 3, 2010 by and among GenOn Escrow Corp., a Delaware corporation (the “Issuer”), GenOn Energy, Inc., a Delaware corporation (“Successor”), and Wilmington Trust Company, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 4, 2010, providing for the issuance of an aggregate principal amount of $675.0 million of 9.500% Senior Notes due 2018 (the “2018 Notes”) and $550.0 million of 9.875% Senior Notes due 2020 (the “2020 Notes” and, together with the 2018 Notes, the “Notes”).
WHEREAS, the Issuer and Successor have entered into an Escrow Merger Agreement, dated as of December 3, 2010 (the “Escrow Merger Agreement”), which provides for the merger of Issuer with and into Successor (the “Escrow Merger”), with Successor continuing its existence under Delaware law;
WHEREAS, the Escrow Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
WHEREAS, Section 5.01 of the Indenture provides, among other things, that Issuer shall not be prevented from merging with or into Successor;
WHEREAS, Section 10.01 of the Indenture provides that the Issuer and the Trustee may, without the consent of the Holders of Notes, enter into a supplemental indenture for the purposes of evidencing the succession of another Person to the Issuer;
WHEREAS, each of the Issuer and the Successor has been duly authorized to enter into this Supplemental Indenture; and
WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, Successor and the Trustee hereby agree as follows:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Representations of Issuer and Successor. Each of the Issuer and Successor represents and warrants to the Trustee as follows:
(a) It is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.
(c) Upon the filing and acceptance for record of the Certificate of Merger by the Secretary of State of the State of Delaware or at such other time thereafter as is provided in the Certificate of Merger (the “Merger Effective Time”), the Escrow Merger will be effective in accordance with the terms of the Escrow Merger Agreement and Delaware law.

3. Assumption and Agreement of Successor.
(a) In accordance with Sections 5.01 and 10.1 of the Indenture, Successor hereby expressly assumes all of the obligations of Issuer under the Notes and the Indenture. Successor hereby confirms that its obligations under the Registration Rights Agreement shall remain in full force and effect.
(b) Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if Successor had been named as “Issuer” in the Indenture and the Notes; and thereafter the Issuer shall be fully released from its obligations under the Indenture and the Notes.
4. Effective Time. This Supplemental Indenture shall become effective as of the Merger Effective Time.
5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
7. Effects of the Indenture and the Notes. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
8. Waiver of Jury Trial. EACH OF THE ISSUER, SUCCESSOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
10. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GENON ESCROW CORP.
By:	/s/ J. William Holden
	Name:	J. William Holden
	Title:	Senior Vice President and Chief Financial Officer

GENON ENERGY, INC.
By:	/s/ Michael L. Jines
	Name:	Michael L. Jines
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Michael G. Oller, Jr.
	Name:	Michael G. Oller, Jr.
	Title:	Assistant Vice President

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